UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                                     FORM 8K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                              --------------------


                                 Date of Report
                                 March 30, 2004


                             -----------------------


                      Nanobac Pharmaceuticals, Incorporated
                      -------------------------------------
             (Exact name of registrant as specified in its charter)

          Florida                       0-24696                59-3248917
(State or Other Jurisdiction       (Commission File         (I.R.S. Employer
     of Incorporation)                  Number)              Identification)
Number)


        2727 W. Martin Luther King Blvd, Suite 850, Tampa, Florida 33607
               (Address of Principal Executive Office) (Zip Code)

                                 (813) 264-2241
              (Registrant's telephone number, including area code)
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ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS


Pursuant to a Share Purchase Agreement dated March 30, 2004, ("Agreement"), Nanobac Pharmaceuticals, Incorporated ("NNBP"), agreed to sell its entire interest in HealthCentrics, Inc. to Escape Velocity of Tampa Bay, Inc. ("Escape Velocity") in exchange for consideration of $250,000. NNBP decided in October 2003 to divest its HealthCentrics Business Unit to focus exclusively on the development of its Nanobac business unit. NNBP has actively search for a buyer of its HealthCentrics business unit since October 2003 without success.

Escape Velocity is an affiliate of NNBP as it is controlled by NNBP's Chairman and CEO. The consideration to be paid by Escape Velocity will be in the form of a reduction of its loan currently due from NNBP. It is management's belief that the sale price of $250,000 is an arm's length transaction. At December 31, 2003, the book value of HealthCentrics' assets was less than $10,000 (primarily cash and receivables), while HealthCentrics liabilities to non-affiliates were approximately $450,000 (primarily accounts payable and accrued wages). As a result of the above transaction, NNBP is expected to recognize a one-time gain of approximately $690,000. Given the related party nature of the transaction, any gain will be treated as a capital contribution in 2004.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which are included as Exhibit 2.1 to this Current Report on Form 8-K.



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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


        (a) Exhibits:
            --------

Number                   Description
------                   -----------

2.1         Share Purchase Agreement dated March 30, 2004

99.1        The Company issued Press Release on March 31, 2004.


Item 9: Regulation FD Disclosure

The Company has made a public announcement relating to the disposition of HealthCentrics, Inc. The press releases are attached hereto as Exhibit 99.1.



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     NANOBAC PHARMACEUTICALS, INCORPORATED
                     -------------------------------------
                                  (Registrant)

                               Date: April 2, 2004

                             /s/ ALEX H.EDWARDS III
                             ----------------------
                               Alex H. Edwards III
                             Chief Executive Officer





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